Exhibit 2.2

EXECUTION COPY

AMENDMENT NO. 1 TO THE
FORECLOSURE AND ASSET PURCHASE AGREEMENT

Amendment No. 1, dated as of December 7, 2010, (this “Amendment”), to the Foreclosure and Asset Purchase Agreement, dated as of November 12, 2010 ( the “Original Purchase Agreement”, and as amended by this Amendment or otherwise, this “Agreement”) by and among Integrated Consulting Group, Inc., a Delaware corporation (“Buyer”), North Mill Capital, LLC., a Delaware limited liability company (“Lender”), Integrated Consulting Group of NY LLC, a New York limited liability company (“Borrower”), The Tuttle Agency Inc., a New York corporation (“TAI”), The Tuttle Agency of New Jersey, Inc., a New Jersey corporation (“TANJ”), Tuttle Specialty Services Inc., a New York corporation (“TSS”), Segue Search of New Jersey Inc., a New York corporation (“Segue” and collectively with TAI, TANJ and TSS, the “Members”) and Eric Goldstein, a resident of the State of New York (“Mr. Goldstein” and collectively with the Members and Borrower, the “Borrower Parties”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them by the Original Purchase Agreement.

Recital

WHEREAS, each of the Parties and Lender desires to amend the Original Purchase Agreement as more particularly described herein.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and Lender hereby agree as follows:

1.           Section 2.3(c) of the Original Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“(c)           accounts payable of Borrower to the third parties unaffiliated with the Borrower Parties arising before the Closing and existing on the Closing Date (the “Borrower AP Payments”), which shall include unpaid legal fees of the Borrower as of the Closing Date which have been approved by Borrower; provided, that Borrower shall have submitted in writing a list of all such third parties and the amount to be paid to them at least one Business Day prior to the Closing Date, and provided further, that Buyer shall not be responsible for any payment of Borrower’s accounts payable in excess of $380,000 in the aggregate;”

2.           Section 2.3 of the Original Purchase Agreement is hereby amended by adding the following clause (f) to such Section:

“(f)           to the extent not already paid by the Borrower,

the liabilities and obligations of Borrower outstanding on the Closing Date with respect to Borrower's failure to pay payroll taxes and related payroll withholdings and contributions to the appropriate taxing authorities accruing with respect to services rendered during the period commencing with the week ending October 24, 2010 (for which payroll was distributed on October 29, 2010 and for which payroll taxes and related payroll withholdings and contributions were due November 2, 2010) and ending the Closing Date, together with all penalties, interest and fees that have accrued thereon (collectively, the “Unpaid Payroll Tax”).”

3.           Section 2.6(c) of the Original Purchase Agreement is hereby amended by adding the following sub-clause (vii) to such Section:

“(vii)           to the appropriate taxing authorities, the Unpaid Payroll Tax.”

4.           Section 9.2 of the Original Purchase Agreement is hereby amended by adding the following clause (w) to such Section:

“(w)           Buyer shall have received a schedule (the “Payroll Tax Schedule”), one Business Day prior to Closing, setting forth as of the Closing Date the amount of Unpaid Payroll Tax and the name of the appropriate taxing authority to whom such amounts are owed.”

5.           Section 9.4 of the Original Purchase Agreement is hereby amended by adding the following clause (f) to such Section:

“(f)           If Buyer has timely received the Payroll Tax Schedule from Borrower, then Buyer shall have paid to the taxing authorities set forth thereon by wire transfer of immediately available funds the appropriate amount of Unpaid Payroll Tax to each such taxing authority.”

6.           Section 10.1(b) of the Original Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“(b)           by Lender or Buyer, if the Closing shall not have become effective on or before December 13, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party or Lender, as applicable, whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;”

7.           Section 11.1(a) of the Original Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“(a)           At 10:00 a.m. local time on December 10, 2010 (the “Auction Date”), a public auction of the Purchased Assets (the “Auction”) shall occur at the office of Lender’s counsel, Okin, Hollander & DeLuca, L.L.P., One Parker Plaza, 400 Kelby Street, Fort Lee, NJ  07024;”

8.           Section 11.2 of the Original Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“Section 11.2  Payment of Breakup Fee

Fifty thousand dollars ($50,000) (the “Breakup Fee”) shall be immediately released from escrow and paid to Buyer upon the occurrence of (a) the consummation of a sale of the Purchased Assets to any third party pursuant to a definitive agreement with such third party that requires the delivery of the Breakup Fee into escrow upon the execution thereof, or (b) the termination of any definitive agreement with a third party that contemplates the sale of the Purchased Assets provided that such definitive agreement requires that such third party deliver the Breakup Fee into escrow upon the execution thereof and directs the release thereof to Buyer upon the termination of such definitive agreement, if either of the events described in clauses (a) or (b) occurs within ninety (90) days of the Execution Date, and this Agreement had been terminated by (i) Lender pursuant to Section 10.1(b), or (ii) Lender or Buyer pursuant to Section 10.1(g).  The Parties and Lender agree that the Breakup Fee shall be the full and liquidated damages of Buyer arising out of any such termination of this Agreement.  The provisions of this Section 11.2 shall survive any termination of this Agreement pursuant to Sections 10.1(b), if terminated by Lender pursuant to such Section, or 10.1(g).”

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9.           Article XIII of the Original Purchase Agreement is hereby amended by inserting the following defined terms in alphabetical order with the existing defined terms in such Article:

““Auction Date” shall have the meaning ascribed to it in Section 11.1(a).”

““Payroll Tax Schedule” shall have the meaning ascribed to it in Section 9.2(w).”

““Unpaid Payroll Tax” shall have the meaning ascribed to it in Section 2.3(f).”

10.           Except as expressly amended hereby, the Original Purchase Agreement shall continue in full force and effect in accordance with the terms hereof.

11.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of New York.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties hereto and Lender has caused this Amendment to be duly executed as of the date first written above.

NORTH MILL CAPITAL, LLC

By:	/s/ Beatriz Freire
	Name:	Beatriz Freire
	Title:	Senior Vice President

INTEGRATED CONSULTING GROUP OF NY LLC

By:	/s/ Eric Goldstein
	Name:	Eric Goldstein
	Title:	President

TUTTLE AGENCY OF NEW JERSEY, INC. THE TUTTLE AGENCY INC. TUTTLE SPECIALTY SERVICES INC. SEGUE SEARCH OF NEW JERSEY INC.

By:	/s/ Eric Goldstein
	Name:	Eric Goldstein
	Title:	President of each of the foregoing entities

/s/ Eric Goldstein
ERIC GOLDSTEIN, individually

[Signature Page to Amendment No. 1 to FAPA]

INTEGRATED CONSULTING GROUP, INC.

By:	/s/ Jay H. Schecter
	Name:	Jay H. Schecter
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to FAPA]